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Exhibit 99.1

News Release

From:	Sanchez Computer Associates, Inc. 40 Valley Stream Parkway Malvern, PA 19355 USA	For Immediate Release
Contacts:	Todd Pittman Chief Financial Officer Tel. 1-610-578-4100 Fax 1-610-296-7371 todd.pittman@sanchez.com	Greg Ryan Investor Relations Officer Tel. 1-610-578-4252 Fax 1-610-296-7371 greg.ryan@sanchez.com

Record Quarterly Revenue Boosts 2002 Results for Sanchez
Computer Associates; Company Exceeds Annual Earnings
Expectations with $0.15 EPS and Hits $93 Million Revenue Forecast

        MALVERN, Pa., Feb. 6, 2003—Sanchez Computer Associates Inc. (Nasdaq: SCAI) today announced the company met its 2002 revenue estimates by generating $93 million and exceeded its earnings expectation by posting net earnings of $3.9 million, or $0.15 per diluted share for the year ended Dec. 31, 2002. Record quarterly revenues of $26.1 million, which included results from the company's recently acquired wealth management business unit, helped the company meet its fourth quarter revenue forecast and report earnings of $0.08 per share, which exceeded the company's estimates.

        "A strong fourth quarter supported by record quarterly revenues and improved operating margins allowed us to exceed the high end of our 2002 earnings estimate by $0.03 per share," said Frank R. Sanchez, CEO of the company. "In addition, the company's business backlog, including minimum processing contract obligations, continued to grow during the fourth quarter and has reached a record of approximately $97 million."

        When comparing fourth quarter 2002 to fourth quarter 2001, revenues rose approximately 20 percent to an all-time high of $26.1 million from $21.9 million. The company also doubled its net earnings quarter over quarter to $2.1 million, or $0.08 per share from $1.0 million, or $0.04 per share.

        Year over year, Sanchez's annual revenues were flat at approximately $93 million. The company increased its earnings from operations by 26 percent to $4.8 million in 2002 from $3.8 million reported in 2001. Year over year, net earnings were flat at $3.9 million, or $0.15 per share.

        The revenues achieved in 2002's fourth quarter resulted from growth in product, processing, and software maintenance fees and other. Sanchez's 2002 fourth quarter product revenues rose by approximately 57 percent to $8.2 million from 2001's fourth quarter product revenues of $5.2 million. Contracts in progress with Krung Thai Bank and Scotiabank along with client license expansions contributed to the increase in product revenues. Processing revenues, generated from Sanchez's outsourcing business unit, Sanchez Data Systems Inc. (SDSI), grew 9 percent to $4.8 million from $4.4 million on a comparable quarter basis.

        Software maintenance and other revenue, which rose approximately 42 percent to $6.0 million in 2002's fourth quarter from $4.2 million for the same period in 2001, was indicative of new Sanchez client institutions "going live" in 2002, growth of client institutions' account bases, and the addition of maintenance contracts acquired in the acquisition of Spectra Securities Software in July 2002. Services revenue for 2002's fourth quarter was $7.1 million, down from $8.0 million recorded in 2001's fourth quarter. This decline was due primarily to the company accreting less net SAB No. 101 revenue during the fourth quarter as a result of certain clients extending the life of their processing contracts, which lengthens the time over which the company accretes SAB-deferred revenues. In addition, a moderate decrease in non-SAB No. 101 services revenue also occurred.

        At year-end 2002, the company reported a record $31.1 million in net SAB No. 101 deferred product and services revenue and a record deferred margin balance of $11.3 million. Deferred product and services revenue is part of the company's future revenue stream and is included in the company's backlog of business. This, along with the recurring revenue from processing, which is generated from Sanchez's outsourcing unit, unrecognized license fees, and maintenance contracts, enhances the company's visibility on future revenues.

        Sanchez's cash position at Dec. 31, 2002, was $32.7 million. The company also generated cash flow from operations of approximately $10.3 million for 2002's fourth quarter and $19.8 million for the year. The company reduced its days sales outstanding (DSO) as of December 31, 2002, to 61 DSOs, which is a significant improvement over the 99 DSOs reported December 31, 2001.

2003 Year Forecast

        Industry analysts project a flat to moderate increase in overall spending in the financial technology sector for 2003. However, given the company's current backlog and pipeline, management estimates the company's annual revenues can increase 10 to 20 percent, which is a range of $102 million to $112 million. Management further said it is targeting 2003 earnings in a range of $0.18 to $0.22 per share. For 2003's first quarter, the company estimates a revenue range of $20 million to $22 million and an earnings range of ($0.02) to $0.01 per share.

        Beginning with the first quarter of 2003, the company will initiate new segment reporting based on business units. Sanchez's business unit segments are banking, wealth management, outsourcing and services. Headed by senior management executives of the company, each business unit will have individual profit and loss responsibilities. Current reported SDSI revenue and earnings will be split among the outsourcing, banking and services business units.

2002 Fourth Quarter Events

        Coast Capital Savings, which is Canada's second largest credit union, merged with Surrey Metro Savings in June 2002, and, after an extensive review of each credit union's processing platform, decided to consolidate operations onto the Sanchez Profile® platform. As a result, Coast Capital signed a license expansion to accommodate the increased account scope. Also during the quarter, under terms of the company's long-standing global licensing agreement with ING, Sanchez signed a license expansion for Sanchez Profile with ING's Postbank to facilitate new product offerings.

        In the fourth quarter of 2002, Sanchez opened an office in Amsterdam to better serve ING and other European clients. Sanchez and Postbank are in the initial phases of a multi-year project, which will use Sanchez Profile as the integrated core banking and transaction processing system for ING service centers.

        For the fourth quarter, the Sanchez Wealth Management Division contributed approximately $3.8 million in revenue and posted operating earnings of approximately $517,000. For the six months ended Dec. 31, 2002, the division's contribution to revenue was $7.7 million and $695,000 in operating earnings.

        Also during the fourth quarter, SDSI signed processing contract extensions with two of its clients—GMAC Bank and Lehman Brothers Bank FSB, the banking subsidiary of Lehman Brothers, a leading global investment bank. In addition, a significant U.S. financial services institution remains in implementation to launch a direct bank on Sanchez's outsourcing platform. During the fourth quarter, processing margins on the SDSI platform improved to 16.8 percent from 10 percent recorded for the same period in 2001. Processing margins were also up consecutively from 2002's third quarter processing margin of 15.8 percent.

        During 2002's fourth quarter, Profile Venture Partners Capital Fund I L.P. (PVP), a venture fund in which Sanchez has invested, was restructured. As part of the restructuring, Sanchez assumed the role of the fund's general partner and the company's capital commitment to the fund was reduced from $10 million to $2 million, all of which has been contributed. In addition, during the quarter, the company determined the value of one of the investments in the fund was impaired. Accordingly, Sanchez recorded its pro-rata share of the loss. The company recorded a loss on investments of approximately $393,000 to reflect the impact of the impairment and restructuring during the quarter.

Additional 2002 Highlights

        For 2002, the company had many additional highlights. They include:

  •
  Sanchez acquired Spectra Securities Software Inc., of Toronto, Canada, a leading provider of comprehensive wealth management solutions, for approximately $28.6 million in cash and common stock, net of cash acquired and including transaction costs.

  •
  Scotiabank, one of North America's premier financial institutions, signed a software license agreement to utilize the Sanchez integrated banking platform to process its mortgage loan portfolio.

  •
  Krung Thai Bank Pcl. (KTB), Thailand's largest retail bank with more than 11 million accounts and 645 branches, selected the Sanchez Profile® banking solution to replace the bank's legacy operational systems.

  •
  MetLife Bank, the nationally chartered bank subsidiary of MetLife Inc., went live with a Sanchez e-PROFILE® outsourcing solution. The bank also licensed Sanchez Profile, Sanchez Xpress™, and Sanchez's two Web-based, front-end customer servicing applications, Sanchez Webclient™ and Sanchez WebCSR™.

  •
  Sumitomo Mitsui Banking Corporation (SMBC), the world's third largest banking corporation, successfully migrated its Los Angeles, Calif., corporate banking customer and deposit operations to a Sanchez banking solution and merged the bank's Los Angeles and New York account database systems into a single processing environment. Sanchez has now replaced legacy core processing components of SMBC's international corporate banking systems in New York, London, Brussels and Los Angeles as part of the bank's ongoing Global Integrated System (GIS) initiative begun in 1998.

  •
  Invest-Bank S.A. of Poland acquired a license for a Sanchez core banking solution to support a broad range of deposit and loan products. ComputerLand S.A., one of Sanchez's strategic solution partners, played an integral role in winning this new client.

  •
  Goldfish Bank Limited of the United Kingdom, a joint venture of Centrica plc and Lloyds TSB, went live with a Sanchez solution utilizing Sanchez Profile to support multi-channel banking transactions.

  •
  Paymap Inc., a subsidiary of First Data Corp., and a leading provider of innovative electronic payment solutions, successfully rolled out a Sanchez software solution to increase the capabilities of Paymap's high-volume, consumer electronic mortgage payment system, which it operates daily on behalf of more than 40 banks.

  •
  Sanchez's Software Engineering Group achieved the Level 3 rating of the Software Capability Maturity Model® (CMM), developed by Carnegie Mellon University's Software Engineering Institute (SEI).

  •
  Celent Communications ranked Sanchez as the top banking-focused wealth management solution vendor in its "Ranking the Vendors of Wealth Management Technology 2002: Wealth Management Platforms" report.

  •
  Sanchez licensed Java-based customer relationship management (CRM) software developed by SEDONA® Corporation with the intent to integrate components of the technology with Sanchez's integrated banking platform.

  •
  Sanchez opened a new European headquarters in Amsterdam. The Amsterdam office will be the foundation for further European expansion.

Conference Call

        Sanchez has scheduled a conference call for today at 11 a.m. Eastern Standard Time (EST) to discuss the company's 2002 fourth quarter, its 2002 year-end operating results and the company's expectations of future performance. For listen-only access to the conference call, please call the toll-free conference number, 800-233-2795 by 10:50 a.m. EST, and reference the conference ID "Sanchez." Alternatively, to listen to the call on the Web, go to the Sanchez Web site, http://www.sanchez.com, and click on the link provided on the home page. Please do this at least 15 minutes prior to the call (10:45 a.m. EST) to register, download and install any necessary audio software. For those who cannot listen to the Web broadcast, it will be posted on the company's Web site two hours after the call is completed and will remain on the site through March 1. A telephone replay also will be available two hours after the conference call through Feb. 13, and can be accessed by calling toll free: 800-934-2127. In addition, a transcript will be available 48 hours later and will be posted on the company's Web site.

SANCHEZ COMPUTER ASSOCIATES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(all amounts in thousands)

	December 31, 2002	December 31, 2001
Cash and cash equivalents	$32,717	$40,955
Accounts receivable, net	12,993	21,359
Contracts in process	4,851	1,757
Deferred product and service expense	8,343	10,598
Other current assets	7,092	7,485

Total current assets	65,996	82,154
Property and equipment, net	5,528	7,247
Deferred product and service expense	11,496	6,305
Goodwill & intangibles	32,350	899
Other non-current assets	5,727	4,008

Total assets	$121,097	$100,613

Deferred product and service revenue	$12,943	$14,037
Other current liabilities	23,249	17,816

Total current liabilities	36,192	31,853
Deferred product and service revenue	18,150	8,630
Minority interest	209	0
Shareholders' equity	66,546	60,130

Total liabilities and shareholders' equity	$121,097	$100,613

Note: Certain amounts have been reclassified to conform to the current presentation.

SANCHEZ COMPUTER ASSOCIATES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(all amounts in thousands, except for per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2002	2001	2002	2001
Revenues
Products	$8,228	$5,239	$18,754	$23,958
Services	7,105	7,993	32,207	33,928
Processing	4,797	4,410	19,164	14,883
Software maintenance fees & other	6,015	4,224	22,893	20,950

Total revenues	26,145	21,866	93,018	93,719
Operating expenses
Product development	4,436	3,326	16,031	17,194
Product support	1,642	1,086	5,644	5,043
Services	5,318	5,655	20,428	25,153
Processing	3,992	3,969	16,294	13,573
Sales and marketing	3,761	3,447	13,056	14,403
General, administrative & other	3,562	3,099	16,012	14,603
Restructuring charge	—	—	752	—

Total operating expenses	22,711	20,582	88,217	89,969
Earnings from operations	3,434	1,284	4,801	3,750
Interest income, net	85	247	975	1,809
Loss on investment	(393)	—	(393)	—
Foreign exchange	26	—	160	—

Earnings before income taxes	3,152	1,531	5,543	5,559
Income tax provision	1,040	500	1,669	1,680

Net earnings	$2,112	$1,031	$3,874	$3,879

Basic earnings per average common share	$0.08	$0.04	$0.15	$0.15
Diluted earnings per average common share	$0.08	$0.04	$0.15	$0.15
Weighted-average common shares outstanding	26,677	25,962	26,312	25,707
Weighted-average common and dilutive shares outstanding	26,984	26,298	26,654	26,324

Note: Certain amounts have been reclassified to conform to the current presentation.

About Sanchez

        Sanchez Computer Associates Inc. (Nasdaq: SCAI) is a global leader in developing and marketing scalable and integrated software and services that provide banking, customer integration, brokerage, wealth management and outsourcing solutions to approximately 400 financial institutions in 21 countries. Sanchez corporate headquarters is located in Malvern, Pa. The company's outsourcing data and operations service center, Sanchez Data Systems Inc., is located in Seven Fields, Pa. On July 3, 2002, Sanchez completed its acquisition of Spectra Securities Software Inc., of Toronto, Canada, a leading provider of comprehensive wealth management solutions. Spectra and its products now carry the Sanchez brand and operate as the company's wealth management division. For more information, visit Sanchez on the Web at http://www.sanchez.com.

        This news release may contain forward-looking statements about Sanchez, its wealth management division, and/or Sanchez Data Systems Inc., which is an operating unit of Sanchez, and may include, without limitation, statements concerning Sanchez's expectations that may impact the company's performance. When used in this news release, the words "anticipate," "estimate," "expect," "intend," "plan," "project" and variations of these words and similar expressions are intended to identify forward-looking statements. Such statements are subject to risks and uncertainties. Actual outcomes could differ materially from those expressed in any such forward-looking statement due to a variety of factors including those identified in the company's Form 10-K for 2001, which was filed with the SEC on March 28, 2002. The company undertakes no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Profile is a registered trademark and Sanchez Profile, Sanchez Xpress, Sanchez Webclient, Sanchez WebCSR and Wealthware are trademarks of Sanchez Computer Associates Inc. e-PROFILE is a registered trademark of Sanchez Data Systems Inc. All other company and product names may be trademarks of the respective companies with which they are associated. —end—

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  Exhibit 99.1